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                                                                       Exhibit 1

                           PURCHASE AND SALE AGREEMENT

      AGREEMENT dated as of March 12, 2003, between BRH IRONHORSE ASSOCIATES, L.L.C., a Maryland limited liability company ("Seller"), with an address of c/o Berkshire Realty Holdings, L.P., One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Stephen C. Parthum, Telecopier No. 617-646-2374, and THE TOWN AND COUNTRY TRUST, a Maryland real estate investment trust ("Buyer"), or its permitted assignee as provided in Section 16.01 hereof, with an address of Suite 1700, 100 S. Charles Street, Baltimore, Maryland 21201,
Attention: Anthony P. Conrad, Telecopier No. 410-547-0789.

      In consideration of the mutual undertakings and covenants herein contained, Seller and Buyer hereby covenant and agree as follows:

                                   SECTION 1

                      SALE OF PROPERTY AND ACCEPTABLE TITLE

      1.01 Agreement to Buy and to Sell; Property. Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement the following:

            (a) that certain tract or parcel of land located at 9000 Iron Horse Lane, Baltimore County, Maryland, more particularly described in Schedule A attached hereto (the "Land");

            (b) the two hundred fifty-eight (258) unit apartment complex commonly known as Courts of Avalon Woods Apartments, which contains a mix of apartment units as described on Schedule 1.01(b) attached hereto and related improvements, facilities, amenities, structures, driveways and walkways, all of which have been constructed on the Land (collectively, the "Improvements");

            (c) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Seller in and to any awards for damage thereto by reason of a change of grade thereof;

            (d) the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of Seller in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and/or (c);


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            (e) the personal property listed in Schedule B attached hereto and all other personal property owned by Seller and located on or in or used solely in connection with the Land and Improvements but expressly excluding any management computer software (collectively, the "Personal Property"); and

            (f) all of Seller's interest in any intangible property now or hereafter owned by Seller and used substantially in connection with the Land, Improvements and Personal Property, including without limitation the right to use any trade name now used in connection with the same, all brochures used in the marketing of the apartment units, the telephone numbers of the management and leasing offices, any contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Property, as hereinafter defined.

      All of the items described in subparagraphs (a), (b), (c), (d), (e) and
(f) above are collectively the "Property".

      1.02 Title. Seller shall convey to Buyer by special warranty deed (the "Deed"), and Buyer shall accept the fee simple title to the Property in accordance with the terms of this Agreement, and Buyer's obligation to accept said title shall be conditioned upon Buyer then being conveyed good and clear record and marketable fee simple title to the Property, subject only to the Permitted Exceptions (as hereinafter defined).

      As promptly as possible (but not later than five (5) days) after the date of this Agreement, Buyer shall obtain from Lawyers Title Insurance Corporation (the "Title Insurer") a Commitment For Title Insurance for an ALTA Owner's Form B Title Insurance Policy with such endorsements as Buyer shall reasonably require and legible copies of all instruments and plans mentioned therein as exceptions to title (all of such items are hereinafter collectively referred to as the "Commitment"). The Commitment shall be in the amount of the Purchase Price (as defined in Section 2.01 hereof). Should such Commitment contain any title exceptions which are not acceptable to Buyer, in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such exceptions are unacceptable. If Buyer fails to so notify Seller of any unacceptable exceptions as described above, the exceptions set forth in Schedule B of the Commitment shall be deemed accepted by Buyer and included as the "Permitted Exceptions". If any exceptions are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller's sole discretion, shall have thirty (30) days from the date Seller receives notice of such unacceptable exceptions to remove or cure such exceptions, except with respect to the Monetary Liens (as hereinafter defined), which Seller shall remove or cure at Closing with the proceeds from the Purchase Price. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any such unacceptable exceptions, which Seller may so do in its sole discretion, unless Seller, within ten (10) days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable exceptions. If Seller fails or refuses to cure said unacceptable exceptions within the time period above provided, Buyer may (a) terminate this Agreement within ten (10) days after Seller gives notice, or is deemed to have given notice, that Seller refuses to cure such unacceptable exceptions and the Deposit shall be returned to Buyer, or (b) if Buyer fails to so terminate, Buyer shall be deemed to have waived such exceptions and accept title subject thereto, in which event there shall be no reduction in the Purchase Price. Notwithstanding the foregoing,


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Seller, at its cost, shall be obligated to cure or remove by Closing (i) all mortgages and deeds of trust against the Property, and (ii) any other liens against the Property that can be cured by the payment of a sum certain not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate (collectively, the "Monetary Liens").

      1.03 Survey. Within five (5) days from the date hereof, Seller shall furnish Buyer with a copy of the most recent as-built survey of the Property in Seller's possession (the "Prior Survey"), and on or before the expiration of the Inspection Period, Buyer may obtain a current as-built survey (the "Survey") of the Land and the Improvements by a registered land surveyor.

      Should the Prior Survey contain any encumbrances, encroachments or other survey defects (collectively "Prior Survey Matters") which are not acceptable to Buyer in its sole discretion, Buyer shall, prior to the expiration of the Inspection Period, notify Seller if any such Prior Survey Matters are unacceptable. In addition, if Buyer obtains a New Survey, should the New Survey contain any encumbrances, encroachments or other survey defects which do not appear on the Prior Survey (collectively, "New Survey Matters") and which are not acceptable to Buyer in its sole discretion, Buyer shall on or before the later to occur of (a) the expiration of the Inspection Period, or (b) five (5) business days after Buyer's receipt of the New Survey but in any event not later than April 3, 2003, notify Seller if any such New Survey Matters are unacceptable. (The Prior Survey Matters and the New Survey Matters are referred to collectively as "Survey Matters"). If Buyer does not obtain a New Survey or if Buyer fails to so notify Seller of any unacceptable Survey Matters as described above, all Survey Matters shall be deemed accepted by Buyer. If any Survey Matters are unacceptable to Buyer and Buyer timely notifies Seller in writing of such fact as above provided, Seller, in Seller's sole discretion, shall have thirty (30) days from the date Seller receives notice of such unacceptable Survey Matters to cure such Survey Matters. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any unacceptable Survey Matters, which Seller may so do in its sole discretion, unless Seller, within ten (10) days after receipt of notice from Buyer, shall notify Buyer in writing that Seller will attempt to cure such unacceptable Survey Matters. If Seller fails or refuses to cure said unacceptable Survey Matters within the time period provided, Buyer may (a) terminate this Agreement within ten (10) days after Seller gives notice, or is deemed to have given notice, that Seller refuses to cure such unacceptable Survey Matters and the Deposit shall be returned to Buyer, or (b) if Buyer fails to so terminate, Buyer shall be deemed to waive such Survey Matters and accept title subject thereto, in which event there shall be no reduction in the Purchase Price.

                                   SECTION 2

                        PURCHASE PRICE, ACCEPTABLE FUNDS,
                          DEPOSIT AND ESCROW OF DEPOSIT

      2.01 Purchase Price. The purchase price ("Purchase Price") to be paid by Buyer to Seller for the Property is Forty-Two Million and 00/100 Dollars ($42,000,000.00) subject to the prorations and adjustments as hereinafter provided in this Agreement.

      2.02 Payment of Monies. All monies payable under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer.


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      2.03 Payment of Purchase Price. The Purchase Price, subject to prorations and adjustments, shall be paid as follows:

            (a) Six Hundred Sixty-Four Thousand and 00/100 Dollars ($664,000.00) have been paid to Escrow Agent as a deposit this day (the "Initial Deposit"); and

            (b) Payment at Closing. At the consummation of the transaction contemplated hereby (the "Closing"), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the amount of the Deposit held by the Escrow Agent and subject to adjustments and apportionments as set forth herein. The Purchase Price, as adjusted, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

      2.04 Deposit; Escrow Agent. The Initial Deposit shall be delivered by Buyer to the Title Insurer, National Accounts, Boston Office, Attention: Robert
G. Soule, Esq. (the "Escrow Agent") simultaneously with the complete execution of this Agreement. (The Initial Deposit, together with interest accrued thereon, are collectively referred to herein as the "Deposit"). Upon receipt from Buyer of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account or money market fund acceptable to Buyer and Seller. All interest on the Deposit shall accrue to Buyer, except as otherwise provided in Section 12.03 hereof. At the Closing, Escrow Agent shall release the Deposit to Seller, which Deposit shall be credited against the balance of the Purchase Price owed by Buyer to Seller. Escrow Agent shall agree to hold and dispose of the Deposit in accordance with the terms and provisions of this Agreement.

      2.05 Escrow Provisions. Escrow Agent hereby acknowledges receipt by Escrow Agent of the Initial Deposit paid by Buyer to be applied on the Purchase Price of the Property under the terms hereof. Escrow Agent agrees to hold, keep and deliver said Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand from either Buyer or Seller in accordance with the provisions


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hereinafter. Upon receipt by Escrow Agent from either Buyer or Seller (the
"Notifying Party") of any notice or request (the "Escrow Demand") to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the "Notified Party"). If within five (5) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate.

      Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys' fees, that said Escrow Agent may incur in its compliance of and in good faith with the terms of this agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

                                   SECTION 3

                                   THE CLOSING

      Except as otherwise provided in this Agreement, the delivery of all documents necessary for the closing of this transaction pursuant to this Agreement (the "Closing") shall take place in the offices of the Escrow Agent or such other place as Seller and Buyer shall mutually agree, at 10:00 a.m. local time on April 30, 2003 (the "Closing Date") or such earlier date or place as Buyer and Seller shall mutually agree in writing. Closing shall be conducted through an escrow administered by Escrow Agent. It is agreed that time is of the essence of this Agreement.

                                   SECTION 4

                         SELLER'S PRE-CLOSING DELIVERIES

      Seller shall furnish to Buyer, within five (5) days after the date hereof, for inspection and approval by Buyer the following:

      4.01 Leases. Seller shall provide Buyer with access on-site to the originals of all leases and related lease files.

      4.02 Taxes. A copy of 2002 and 2003 (if available) real estate and personal property tax statements for the Property.

      4.03 Current Rent Roll. A list of the current rents now being collected on each of the apartment units in the Improvements which includes: apartment number, unit type, tenant name, commencement and termination dates, lease rent and security deposits.


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      4.04 Service Contracts. Copies of all service, maintenance, supply and management contracts affecting the use, ownership, maintenance and/or operation of the Property.

      4.05 Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

      4.06 Environmental Reports. Copies of the most recent environmental report in Seller's possession since the date of Seller's acquisition of the Property.

      4.07 Operating Statements. Copies of the Operating Statements (unaudited) for the Property for 2001, 2002 and 2003 year to date.

                                   SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      5.01 Ownership. Seller is the sole owner of the Property, including, without limitation, Seller is the sole owner of the Personal Property described in Schedule B.

      5.02 Leases. As of the date of this Agreement there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) or other agreements which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements other than the leases (the "Leases") described in Schedule C attached hereto (the "Rent Roll"). The Rent Roll is true, accurate and complete in all material respects as of the date hereof. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement:

            (a) the Leases are in full force and effect and none of them has been modified, amended or extended;

            (b) no action or proceeding instituted against Seller by any tenant of any unit in the Property is presently pending;

            (c) there are no security deposits or other deposits other than those set forth in the Rent Roll;

            (d) no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Property other than as shown on the Rent Roll;

            (e) no leasing commission shall be due for any period subsequent to the Closing other than for tenants who have executed a lease prior to Closing but do not move in until after the Closing, which commissions shall be paid by Buyer; and

            (f) there are no rental concessions or other rental abatements which will be effective for the month in which the Closing occurs or any month thereafter, other than (i) those set forth in the Rent Roll, or (ii) as permitted under Section 8.01.


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      5.03 Service and Management Contracts. Schedule D attached hereto lists all services, maintenance, supply and management contracts (collectively, "Service Contracts") affecting the operation of the Property. The Service Contracts delivered to Buyer are true and correct copies thereof.

      5.04 Ability to Perform. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. Except as set forth in this Agreement, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

      5.05 No Actions. Except as set forth on Schedule E attached hereto and except for tenant collection actions, if any, and tort claims, if any, which are fully covered by insurance, there are no pending, or to Seller's knowledge, threatened legal actions or proceedings against or relating to Seller or the ownership of the Property.

      5.06 No Violation Notice. Seller has not received written notice:

            (a) from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Property or any part thereof, which has not been entirely corrected;

            (b) concerning the possible or anticipated condemnation of any part of the Property, or the widening or change of grade or limitation on use of streets abutting the same;

            (c) from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond;

            (d) concerning any change in the zoning classification of the Property or any part thereof;

            (e) concerning the failure of Seller to pay any charge for any permits or connection fees associated with water, gas (if any), electricity, telephone, cable television and drainage facilities and any other utilities required by law for the normal operation of the Property; or

            (f) from any governmental authority in respect of any proposed change in the valuation of the Property for personal property or real estate tax purposes from that assessed for the current assessment period, nor does Seller know of any action or proceeding designed to levy any special assessments against the Property. Seller has not been notified in writing of any possible future improvements by any public authority, any part of the cost of which would or might be assessed against the Property or of any contemplated future assessments of any kind.


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      5.07 No Management Contracts, Employment Contracts, Unions, Pension Plans.
Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the Closing or for which Buyer shall have any liability or obligation.

      5.08 No Proffers. Except as set forth on Schedule 5.08 attached hereto, Seller has not entered into any proffers or other similar written agreements to make any payments or perform any work or to restrict the persons or income-level of persons to whom any apartment may be leased with any governmental or quasi-governmental authorities, not listed as exceptions in the Title Commitment, which affect the Property and will be binding upon Buyer after the Closing.

      5.09 Hazardous Substances. Schedule 5.09 attached hereto lists all environmental reports and site assessments relating to the Property which are in Seller's possession (the "Environmental Reports"), and Seller has delivered a true and correct copy of each such report to Buyer. To the best of Seller's knowledge, and except as otherwise disclosed in the Environmental Reports, (a) no Hazardous Materials have been used, generated, stored at, in or under or disposed of at or from the Property by Seller during the period of Seller's ownership except in accordance with Hazardous Materials Laws; (b) Seller has received no notice of any violation of Hazardous Materials Laws or the presence or release of Hazardous Materials on or from the Property; and (c) there are no underground storage tanks located on the Property.

      5.10 Operating Statements. The Operating Statements delivered to Buyer pursuant to Section 4.07 are true and complete copies of the operating statements respecting the Property used by Seller in the management and operation of the Property.

      As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase "to Seller's actual knowledge", "to the best of Seller's knowledge" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Stephen C. Parthum, Vice President-Asset Management and Dean Holmes, Regional Operations Vice President, after having made due inquiry of Andrea Berndt, the on-site property manager but without any obligation on their part to make any other independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

      At Closing, Seller shall represent and warrant to Buyer by delivering to Buyer a certificate (the "Seller's Representation Certificate") certifying that all representations and warranties of Seller in this Agreement remain true and correct as of the Closing Date and all of the representations and warranties contained herein shall be deemed remade by Seller effective as of the Closing Date; provided, however, that to the extent that changes in facts or circumstances after the date of this Agreement have occurred, Seller shall promptly deliver written notice to Buyer of such facts or circumstances after becoming aware of same (but in no event later than the Closing Date) and, the Seller's Representation Certificate may be revised at Closing to make exception or qualification with respect to such matters as may be necessary for such representations to remain true, but Buyer's agreement to allow such amendment of Seller's Representation Certificate shall not affect or indicate any waiver of any condition to Closing set forth in this Agreement, and Buyer may terminate this Agreement and receive the Deposit, if

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Seller fails, for any reason, to deliver Seller's Representation Certificate at
Closing without any material change, except as to changes which are permitted or contemplated pursuant to Section 8 hereof.

      Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

      If Buyer notifies Seller prior to Closing that any representation or warranty made in Section 5 is not true and correct in any material respect and Seller fails to cure or remedy the same prior to Closing, Buyer may either (a) terminate this Agreement and the Deposit shall be returned to Buyer, and neither party shall have further rights or obligations pursuant to this Agreement, except for Buyer's obligation to repair any damage to the Property and to indemnify Seller as set forth in Section 6.01; or (b) waive any such representation or warranty, release all claims against Seller based thereon, and close the transaction without any reduction in the Purchase Price.

      If subsequent to Closing Buyer notifies Seller within six (6) months after Closing that Buyer discovered post-closing that any representation or warranty made in Section 5 was not true and correct in any material respect and specifying the breach with particularity, subject to the limitations set forth in Section 16.02, Buyer shall have available all remedies at law or in equity as a consequence thereof. If Buyer does not notify Seller of the breach of any of its representations and warranties set forth in this Section 5 and institute a lawsuit therefor in a court of competent jurisdiction within six (6) months after the Closing, Buyer shall be deemed to have waived all of its rights to claim and sue for any breach by Seller of any of its representations and warranties made in this Section 5.

                                   SECTION 6

                   INSPECTION PERIOD; ACCESS; PURCHASE "AS IS"

      6.01 During the Inspection Period, Buyer, its agents and representatives, shall be entitled to enter upon the Property (as coordinated through Seller's property manager), including all leased areas, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller's property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as Seller may reasonably require. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller's operations at the Property or interfere with any tenant's occupancy at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants' premises, pursuant to tenants' rights under the Leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller's prior consent thereto, which may be refused or conditioned as Seller may deem appropriate. Without limiting the generality of the foregoing, Seller's written approval (which, notwithstanding the foregoing, may be granted, withheld or conditioned in Seller's sole discretion) shall be required prior to any

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testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer's environmental due diligence. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom. The foregoing indemnification shall survive Closing or the termination of this Agreement.

      6.02 The term "Inspection Period," as used herein, shall mean the period ending at 5:00 p.m. Boston time on March 12, 2003. Buyer shall have the right to terminate this Agreement, in its sole discretion, by giving written notice of such election to Seller on any day prior to and including the final day of the Inspection Period, in which event the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, but subject to the provisions of Section 1.03 with respect to the New Survey only, the contingency provided for in this Section 6.02 shall no longer be applicable, Buyer shall be deemed to have waived its right to terminate hereunder and this Agreement shall continue in full force and effect. In the event Buyer timely elects to terminate this Agreement during the Inspection Period as permitted above, and as additional consideration for Seller granting Buyer the foregoing condition precedent, if requested by Seller and provided Seller reimburses Buyer for the cost paid by Buyer therefor, Buyer shall deliver to Seller copies of all third-party studies, surveys, plans, investigations and reports obtained by or prepared for Buyer, excluding all such studies, reports and other matters internally prepared by Buyer, in connection with Buyer's inspection of the Property. Buyer makes no warranty or representation as to the accuracy of any information contained in such documents.

      6.03 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO

ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT."

      BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AFFILIATED ENTITIES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, "SELLER AFFILIATES")) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

      THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

      6.04 Buyer releases and waives any rights or claims it may have against Seller or any Seller Affiliates in connection with any loss, costs or damage arising from or related to Hazardous Materials (as hereinafter defined) in, on, above or beneath the Property or emanating therefrom, including, without limitation, under CERCLA (defined below), and Buyer agrees that it shall not (a) implead Seller, (b) bring a contribution action or similar action against Seller, or (c) attempt in any way to hold Seller responsible with respect to any such matter. The provisions of this Section 6.04 shall survive the Closing. As used herein, "Hazardous Materials" shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCAS"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder (collectively, "Hazardous Materials Laws"). The provisions of this Section shall survive Closing or any termination of this Agreement.

      6.05 No Financial Representation. Seller has provided to Buyer certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Buyer hereby acknowledge that such information has been provided to Buyer and Buyer's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Buyer will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Buyer that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Buyer may be able to attain. Buyer acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Buyer has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

                                   SECTION 7

                                    INSURANCE

      7.01 Maintenance of Insurance. Until the Closing, Seller shall maintain its present insurance on the Property which insurance in respect of fire and casualty shall be covered by a standard All-Risk Policy in the amounts as currently insured. Subject to the provisions of Section 7.02, the risk of loss in and to the Property shall remain vested in Seller until the Closing. Buyer will obtain its own insurance on the Property at Closing.

      7.02 Casualty or Condemnation. If prior to the Closing, the Improvements or any material portion thereof (having a replacement cost equal to or in excess of Two Hundred Thousand and 00/100 Dollars ($200,000.00) are damaged or destroyed by fire or casualty, or any part of the Property is taken by eminent domain by any governmental entity, then Buyer shall have the option, exercisable by written notice given to Seller at or prior to the Closing, to terminate this Agreement, whereupon all obligations of all parties hereto shall cease, the Deposit shall be returned to Buyer and this Agreement shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination. If Buyer does not elect to terminate this Agreement or if such damage or destruction or taking has a replacement cost or is in an amount of less than Two Hundred Thousand and 00/100 Dollars ($200,000.00), Buyer shall proceed with the purchase of the Property without reduction or offset of the Purchase Price, and in such case, unless Seller shall have previously restored the Property to its condition prior to the occurrence of any such damage or destruction, at the Closing Seller shall pay over or assign to Buyer all amounts received or due from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking and Buyer shall receive a credit at the Closing in an amount equal to any deductible under Seller's insurance policy.

                                   SECTION 8

                      SELLER'S OBLIGATIONS PRIOR TO CLOSING

      Seller covenants that between the date of this Agreement and the Closing:

      8.01 No Lease Amendments. Seller shall not, without Buyer's prior written consent (a) enter into any new lease for an apartment unit with a first-time tenant unless the lease is for a period of no more than one year and the rent shall be the current market rental then being charged for the applicable apartment unit; provided, however, that any rent concessions shall apply only at the commencement of the lease term; or (b) enter into, amend, renew or extend any Lease for an apartment unit with an existing tenant unless the lease is for a period of not more than one year and that the rent for the amended, renewal or extension term shall be the current market rental then being charged for the applicable apartment unit; provided, however, that any rent concessions shall apply only at the commencement of the lease term; or (c) terminate any Lease except by reason of a default by the tenant thereunder or by reason of the provisions contained in the Lease.

      8.02 Continuation of Service Contracts. Seller shall not modify or amend any Service Contract or enter into any new service contract for the Property, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed provided the same is terminable without penalty by the then owner of the Property upon not more than thirty (30) days' notice.

      8.03 Replacement of Personal Property. No personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing.

      8.04 Tax Procedure. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

      8.05 Access. Seller shall allow Buyer or Buyer's representatives access to the Property, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times; provided Buyer agrees that the original leases and all other original documents shall remain on-site at the Property.

      8.06 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property in its customary manner, including (a) the leasing of the Property, substantially in the same manner as it did for the six (6) month period preceding the date of this Agreement and maintain staffing at the same levels, and (b) all maintenance, repair and replacement work, including the performance of tenant work orders received by Seller prior to the date of this Agreement (but expressly excluding any capital repairs or replacements) in accordance with Seller's policies and practices prior to the date of this Agreement. Notwithstanding the foregoing, nothing contained in this Section shall affect or otherwise diminish the rights and obligations of Buyer and Seller under Section 7 with respect to a casualty. On or prior to the Closing Date, Seller shall have performed all work necessary to make all apartments within the Property that have been vacant for more than seven (7) days prior to the Closing Date ready for occupancy by incoming tenants, consistent with Seller's past practices.

                                   SECTION 9

                          SELLER'S CLOSING OBLIGATIONS

      9.01 Closing, Deliveries and Obligations. At the Closing, Seller shall deliver the following to Buyer:

            (a) Deed. The Deed, in form reasonably satisfactory to Buyer's and Seller's counsel, duly executed and acknowledged, which conveys the Land and Improvements to Buyer, subject only to Permitted Exceptions.

            (b) Bill of Sale and General Assignment. A limited warranty bill of sale and general assignment, in form reasonably satisfactory to Buyer's and Seller's counsel, which conveys all of Seller's right, title and interest in and to the tangible and intangible personal property, including any assignable warranties.

            (c) Assignment of Leases and Security Deposits. An assignment and assumption of the Leases and Security Deposits, including cross-indemnities, in form reasonably satisfactory to Buyer's and Seller's counsel.

            (d) Lease Records. Original copies of all Leases, and related documents, including tenant applications and credit information, in the possession or under the control of Seller. Such records shall include a schedule of all cash security deposits and a check to Buyer or credit against the Purchase Price in the amount of such security deposits held by Seller at the Closing under the Leases together with appropriate instruments of transfer or assignment with respect to any lease securities which are other than cash and a schedule updating the Rent Roll and setting forth all arrears in rents and all prepayments of rents.

            (e) Permits. Seller shall deliver, to the extent in the possession of Seller: original copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental authorities having jurisdiction, except that photocopies may be substituted if the originals are posted at the Property.

            (f) Assignment of Service Contracts. An assignment and assumption of all assignable Service Contracts in form reasonably satisfactory to Buyer's and Seller's counsel.

            (g) Title Affidavits. Such affidavits as the Title Insurer may reasonably require in order to omit from its title insurance policy all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases; and (ii) mechanics' liens.

            (h) Files. Seller shall make all of its files and records relating to the Property available to Buyer at the Property upon reasonable prior notice for copying, which obligation shall survive the Closing. Seller shall also deliver (i) all keys to all apartment units and other locks on the premises, appropriately labeled, and any pass codes, security codes, etc.; (ii) a complete set of the plans and specifications, to the extent in Seller's possession or available to it relating to the Property, including as-built plans, floor plans and drawings, sepias and tracings, mechanical and electrical plans and specifications, and all artists' renderings respecting the Property; and (iii) prior to Closing, a list of all employees employed to service the Property, including date of hire, wage, fringe benefits and date and amount of last wage increase.

            (i) Notices of Sales. Sufficient letters, executed by Seller, advising the tenants under the Leases of the sale of the Property to Buyer and directing that all rents and other payments thereafter becoming due under the Leases be sent to Buyer or as Buyer may direct.

            (j) Non-Foreign Affidavit. Seller shall execute and deliver to Buyer and Buyer's counsel, at Closing such evidence as may be reasonably required by Buyer to show compliance by Seller with the Foreign Investment and Real Property Tax Act, IRC Section 1445(b)(2), as amended.

            (k) Seller's Representation Certificate. The Seller's Representation Certificate duly executed by Seller as provided in Section 5 hereof in form reasonably satisfactory to Buyer's and Seller's counsel.

            (l) Transfer Tax Declaration. Any transfer tax declaration required to be filed in connection with the recording of the Deed.

      9.02 Seller's Expenses. Seller shall pay its own counsel fee; one-half of all transfer taxes, deed stamps, state excise tax, sales tax and documentary stamps relating to the sale transaction; one half of all recording fees relating to the conveyance described herein; and one-half of any escrow fees.

                                   SECTION 10

                           BUYER'S CLOSING OBLIGATIONS

      At the Closing, Buyer shall:

      10.01 Payment of Purchase Price. Deliver to Seller the Purchase Price, as adjusted for (a) apportionments under Section 11, and (b) any adjustments thereto required pursuant to the express provisions this Agreement.

      10.02 Lease, Security Deposit and Service Contract Assumption. Deliver to Seller assumption agreements signed by Buyer with respect to the performance by Buyer of the landlord's obligations under the Leases, Security Deposits and the Service Contracts assumed by Buyer, in each case in respect of the period from and after the Closing.

      10.03 Recording Deed. Cause the Deed to be recorded.

      10.04 Other Documents. Deliver any other documents required by this Agreement to be delivered by Buyer.

      10.05 Buyer's Expenses. Pay its own counsel fees; all costs relating to any mortgage financing obtained by Buyer (including all transfer taxes, deed stamps, documentary stamps and recording costs relating thereto); all title insurance premiums for the owner's and lender's title insurance policy; any survey update costs; one-half of all transfer taxes, deed stamps, state excise taxes, sales tax and documentary stamps relating to the sale transaction; one-half of all recording fees relating to the conveyance described herein; and one-half of any escrow fees.

                                   SECTION 11

                APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE

      The following apportionments shall be made between the parties at the Closing as of the close of the business day prior to the Closing:

            (a) Buyer shall receive from Seller a credit for any rent and other income under Leases and for any other income generated in respect of the Property (e.g. vending machine income and amenity fees, if any) collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to such tenant's current monthly rental, second, to the month in which Closing occurred, and then to arrearages in the reverse order in which they were due, remitting promptly to Seller, any balance properly allocable to Seller's period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Seller after Closing which are owed to Buyer shall be remitted to Buyer promptly after receipt for allocation and disbursement as provided herein;

            (b) security deposits; it is the intent of the parties that all security deposits shown on the Rent Roll, together with interest accrued thereon, only to the extent required to be paid to tenants under applicable law or the terms of the Leases, shall be transferred by Seller to Buyer at Closing; on the Closing, Buyer shall in writing acknowledge receipt of and expressly assume all Seller's financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations, and that Buyer will assume all such obligations and be directly accountable to the residents of the Property with respect thereto; provided however, Seller shall indemnify and hold Buyer harmless from all liabilities relating to the security deposits transferred to Buyer for the period prior to the Closing;

            (c) there shall be no adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Seller at the Property; it being the intent of the parties that simultaneously with the Closing, Seller shall terminate any existing management agreement and Buyer shall have no liability or obligation with respect to any employee of Seller or its management company prior to Closing;

            (d) real estate and personal property taxes, water charges, sewer charges and charges for all other utilities, on the basis of the fiscal period for which assessed, except that if there is a utility meter on the Property, apportionment at the Closing for such utility shall be based on the last available reading, subject to adjustment after the Closing on a per diem basis, when the next reading is available;

            (e) Seller shall receive a credit for utility deposits for any utility accounts which are transferred to Buyer; and

            (f) prepayments paid by Seller under assigned Service Contracts.

      If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected, which obligation shall survive the Closing. If any operating expenses or other prorations cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far and shall be re-adjusted within sixty (60) days after the Closing occurs.

                                   SECTION 12

                               FAILURE TO PERFORM

      12.01 Buyer's Election. If Seller is unable to satisfy all of Seller's obligations as set forth in this Agreement, Buyer shall have the right to elect, in its sole discretion, at the Closing, to accept such title as Seller can deliver to the Property in its then condition and to pay therefor the Purchase Price without reduction or offset, in which case Seller shall convey such title for such price.

      12.02 Seller's Default. If at the Closing, Seller is unable to satisfy all of Seller's obligations as set forth in this Agreement, and Buyer does not elect to take title as provided in Section 12.01, Seller shall be in default under this Agreement and all Deposits made hereunder shall be forthwith returned to Buyer. In addition to the foregoing, if Buyer desires to purchase the Property in accordance with the terms of this Agreement and Seller refuses to perform Seller's obligations hereunder, Buyer, at its option, and as Buyer's sole and exclusive remedy, shall have the right to compel specific performance by Seller hereunder in which event any Deposit made hereunder shall be delivered to Seller at Closing and credited against the Purchase Price.

      12.03 Buyer's Default. The parties acknowledge that in the event of Buyer's failure to close hereunder, unless otherwise lawfully excused, it is impossible to compute exactly the damages which would accrue to Seller in such event. The parties have taken these facts into account in setting the amount of the Deposit, required pursuant to Section 2.04, and hereby agree that: (a) such amount together with the interest earned thereon is the pre-estimate of such damages which would accrue to Seller; (b) such amount represents damages and not any penalty against Buyer; and (c) if this Agreement shall be terminated by Seller by reason of Buyer's failure to close hereunder, unless otherwise lawfully excused, the Deposit together with the interest thereon shall be Seller's full and liquidated damages in lieu of all other rights and remedies which Seller may have against Buyer at law or in equity.

                                   SECTION 13

                                 BROKERAGE FEES

      13.01 Brokerage Fees. Seller and Buyer mutually represent and warrant that CB Richard Ellis ("Broker") is the only broker with whom they have dealt in connection with this purchase and sale and that neither Seller nor Buyer knows of other any broker who has claimed or may have the right to claim a commission in connection with this purchase and sale. The commission of the Broker shall be paid by Seller pursuant to a separate agreement, but Seller shall be obligated to pay such commission only if, as and when the Deed is recorded and not otherwise. In any event, Buyer shall have no obligation to pay a brokerage commission to Broker. Seller and Buyer shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

                                   SECTION 14

                                     NOTICES

      14.01 Effective Notices. All notices under this Agreement shall be in writing and shall be delivered personally or shall be sent by Federal Express or other comparable overnight delivery courier, addressed as set forth at the beginning of this Agreement or by telecopier to the telecopier number as set forth at the beginning of this Agreement. Notices shall be deemed effective, when so delivered. Copies of all such notices to Buyer shall be sent to Samuel Pearlman, Esq., Squire, Sanders & Dempsey, LLP, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, Telecopier No. 216-479-8780, and copies of all such notices to Seller shall be sent to Joel H. Sirkin, Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Telecopier No. 617-526-5000.

                                   SECTION 15

                             LIMITATIONS ON SURVIVAL

      15.01 Representations and Warranties. Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after Closing. The representations, warranties, covenants and other obligations of Seller set forth in Section 5, Sections 8.01, 8.02, 8.03, 8.04 and 8.06 and Section 11 shall survive until six (6) months after the Closing, and no action based thereon shall be commenced more than six (6) months after the Closing.

      15.02 Merger. The delivery of the Deed by Seller, and the acceptance and recording thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder and shall be merged in the delivery and acceptance of the Deed, except as provided in Section 15.01 and except for such other obligations of Seller which are expressly provided herein to survive the Closing.

                                   SECTION 16

                            MISCELLANEOUS PROVISIONS

      16.01 Assignment. Buyer shall be entitled to assign this Agreement and its rights hereunder to a corporation, general partnership, limited partnership, limited liability company or other lawful entity entitled to do business in the state in which the Property is located provided such entity, shall be controlled by, controlling or under the common control with Buyer ("Assignee"). In the event of such an assignment of this Agreement to Assignee (a) Buyer shall notify Seller promptly, (b) Buyer shall be released from all liability under this Agreement from and after such assignment, (c) Assignee shall assume all obligations of Buyer under this Agreement and (d) from and after any such assignment the term "Buyer" shall be deemed to mean the Assignee under any such assignment.

      16.02 Limitation of Seller's Liability. No shareholders, partners or members of Seller, nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Buyer hereby waives for itself and anyone who may claim by, through or under Buyer any and all rights to sue or recover on account of any such alleged personal liability.

      Notwithstanding anything set forth in this Agreement to the contrary, Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller's covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller's covenants, agreements, representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer's actual damages not in excess of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

      16.03 Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

      16.04 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

      16.05 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

      16.06 Bind and Inure. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      16.07 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer. The delivery by Buyer to Seller of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to Buyer of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by Buyer by written notice given at any time prior to such acceptance and satisfaction.

      16.08 Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

      16.09 Attachments. If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail. The Schedules attached are hereby incorporated as integral parts of this Agreement.

      16.10 Audit Rights. Seller acknowledges that Buyer is required to have audits performed of the real properties acquired by Buyer. Accordingly, for a period of six (6) months from the Closing Date, upon fifteen (15) days advance written notice from Buyer, Seller agrees to provide a representation letter in accordance with the custom in the industry and make available to Buyer's independent accountants, Ernst & Young LLP, for inspection and copying at Buyer's sole cost and expense, sufficient information to prepare audited financial statements and an audit letter for the Property, which information shall include books and records for the Property, property and operating statements, current insurance policies, real estate tax records, capital expenditure records and maintenance records of the Property. The covenant of Seller set forth in this Section 16.10 shall survive Closing and shall not be merged therein.

      16.11 1031 Exchange. Seller and Buyer acknowledge that Buyer desires to structure the acquisition of the Property as part of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder ("forward LKE"), and/or a so-called "reverse" like-kind exchange under Revenue Procedure 2000-37, 2000-2 C.B.


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
308 ("reverse LKE") (any such forward LKE or reverse LKE is referred to herein as an "Exchange"). Notwithstanding any other provisions in this Agreement to the contrary, Seller agrees to cooperate with respect to Buyer's structuring the transaction as an Exchange, including any of the following as Buyer may request:
(a) executing an Assignment of Rights with respect to Buyer's rights (but not its duties and obligations) under this Agreement or other documents in order to establish a forward LKE, or (b) executing an assignment of this Agreement to one or more corporations, limited liability companies or other entities ("Parking Entities"), and transferring title to the Property to one or more Parking Entities in order to establish a reverse LKE; provided that in all events (i) the Closing shall not be delayed by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Buyer's obligations under this Agreement; (ii) Seller will not be required to take title to or be in the chain of title of any property other than the Property; and (iii) Seller shall incur no additional cost, expense or liability of any kind or nature in connection with the Exchange. Notwithstanding any Assignment of Rights or Assignment (as the case may be), Buyer shall not be relieved of its obligations under this Agreement. Buyer shall prepare, at its expense, any documents in order to accomplish an Exchange.

      16.12 Related Agreements. Simultaneously herewith, BRH Excalibur, L.L.C., an entity affiliated with Seller, has entered into with Buyer or with an affiliate of Buyer a Purchase and Sale Agreement for the conveyance of certain real property commonly known as Excalibur at Avalon Apartments (the "Excalibur Purchase Agreement"). This Agreement and the Excalibur Purchase Agreement are referred to collectively as the "Related Agreements" and the transactions described in the Related Agreements, including this Agreement, are collectively referred to as the "Related Transactions". Except to the extent the parties expressly agree otherwise in writing, in the event that the Excalibur Purchase Agreement is terminated pursuant to any termination provision of such Related Agreement, this Agreement shall terminate automatically simultaneously with the termination of the Excalibur Purchase Agreement, whereupon this Agreement shall be void and without recourse to all parties, except for provisions which are expressly stated to survive the termination of this Agreement. The Closing under this Agreement shall be simultaneous with the closing under the Excalibur Purchase Agreement. In the event the closing under the Excalibur Purchase Agreement is cancelled or postponed, the Closing under this Agreement shall be cancelled or postponed. In the event the Buyer or Seller, as applicable, defaults under the Excalibur Purchase Agreement, the Buyer or Seller, as applicable, shall be deemed in default under this Agreement.

      16.13 Disclaimer. The First Amended and Restated Declaration of Trust establishing The Town and Country Trust dated June 24, 1993, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that no trustee, officer, shareholder, employee or agent of the Trust shall beheld to any personal liability, jointly or severally, for any obligations of, or claim against, the Trust. All persons dealing with the Trust in any way shall look only to the assets of the Trust for the payment of any sum or the performance of any obligation.

      16.14 Publicity. Buyer may disclose the terms of the transactions contemplated by this Agreement in any prospectus, offering memorandum, periodic report or other document in connection with Buyer's ongoing disclosure obligations as a publicly-held entity. Buyer and


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
Seller shall cooperate with each other as to the issuance of a press release or the making of public disclosure relating to the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.


                                SELLER:

                                BRH IRONHORSE ASSOCIATES, L.L.C.,
                                a Maryland limited liability company

                                By: /s/ Stephen C. Parthum
                                        ----------------------------------
                                        Stephen C. Parthum, Vice President


                                BUYER:

                                THE TOWN AND COUNTRY TRUST, a
                                Maryland real estate investment trust

                                By: /s/ Thomas L. Brodie
                                        ----------------------------------
                                        Name:  Thomas L. Brodie
                                        Title:  Executive Vice President

                                     RECEIPT

      The Purchase and Sale Agreement, together with Buyer's Initial Deposit, has been received by the Escrow Agent on this the _______ day of March, 2003, and the Escrow Agent acknowledges the terms thereof and agrees to perform as Escrow Agent in accordance therewith.

                                ESCROW AGENT:

                                LAWYERS TITLE INSURANCE CORPORATION


                                By: /s/ Robert G. Soule
                                    --------------------------------------
                                    Name:  Robert G. Soule
                                    Title: Vice President


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